Exhibit 10.1
SECOND AMENDMENT
TO THE
AMERIPRISE ADVISOR GROUP DEFERRED COMPENSATION PLAN
WHEREAS, pursuant to its delegation powers, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of Ameriprise Financial, Inc. (the “Company”) has delegated to the Company’s Executive Vice President of Human Resources the authority to determine the terms and approve non-material changes relating to the Ameriprise Advisor Group Deferred Compensation Plan (the “Plan”), as deemed necessary or appropriate, so long as it does not have a financial impact to the Company in excess of $5 million for any given Plan year; and
WHEREAS, the undersigned officer of the Company deems it necessary and appropriate to make the amendment set forth below; and
THEREFORE, the Plan is hereby amended effective as the date and manner noted herein below:
Section 7.04 Transfer to Independent Contractor Status is amended in its entirety effective on the date as executed below to read as follows:

7.04	Transfer to Independent Contractor Status
(a)    Unless the Award Materials expressly specify otherwise, in the event that a Participant transfers to independent contractor status by entering into an Independent Advisor Business Franchise Agreement with the Company or one of its subsidiaries and the Participant fulfills the following requirements: (i) for Participant’s awards granted before November 1, 2009 with at least five Years of Service, including service with H&R Block, Inc. and the sum of the Participant’s age and Years of Service is equal to or greater than 60 (collectively, the “Rule of 60”); or (ii) for Participant’s awards granted on or after November 1, 2009, the Participant fulfills one of the two following requirements: (A) at least five Years of Service, including service with H&R Block, Inc. and the Rule of 60; and (B) the Participant has at least ten Years of Service, excluding service with H&R Block, Inc., then the Participant’s Stock Bonus Accounts and Discretionary Allocation Accounts will continue to vest in accordance with Articles 3.03 and 4.03, respectively, and will remain payable pursuant to Articles 3.05 and 4.05, respectively, or this Article 7.
(b)    Unless the Award Materials expressly specify otherwise, in the event that a Participant transfers to independent contractor status by entering into an Independent Advisor Business Franchise Agreement with the Company or one of its subsidiaries and the Participant does not fulfill the requirements of the Rule of 60, then the amounts credited to each of the Participant’s Stock Bonus Accounts and Discretionary Allocation Accounts shall be reduced by the amount which has not become vested in accordance with the vesting provisions set forth herein and in the Award Materials applicable to such Plan Accounts, and such unvested amounts shall be forfeited by the Participant. The Participant’s vested Stock Bonus Accounts and Discretionary Allocation Accounts will remain payable pursuant to Articles 3.05 and 4.05, respectively, or this Article 7.
IN WITNESS WHEREOF, the Executive Vice President of Human Resources has caused this Amendment to be executed this 13th day of August, 2014.

AMERIPRISE FINANCIAL, INC.
By /s/ Kelli A. Hunter
Title: Executive Vice President of Human Resources

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